Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "Amendment") amends the Employment Agreement between Cowlitz Bancorporation, Cowlitz Bank and Ernie Ballou dated January 13, 2003 and supersedes in its entirety the amendment thereto dated May 1, 2004. This Amendment is effective October 26, 2005.

1. Section 6 is amended in its entirety to read:

                        6. Severance Benefit. In the event of Termination without Cause or Termination for Good Reason, the Employee shall receive the following benefits ("Severance Benefit"):

                                (a) twelve (12) months Base Salary based upon Employee's Base Salary just prior to termination, paid in installments over twelve (12) months, starting the month after termination, in accordance with the Bank's standard payroll procedures;

                                (b) continued insurance benefits as set forth in Section 2(d)(ii) for the shorter of (i) twelve (12) months, (ii) the full COBRA period, or (iii) until Employee receives insurance through a new employer,; and

                                (c) continued use of the Bank's automobile and reimbursement of auto insurance for the shorter of (i) twelve (12) months or (ii) until Employee obtains new employment.

                        Receipt of the Severance Benefit is conditioned on Employee not being in violation of any material term of this Agreement.

2. Section 7 (a) is amended to read:

                        7.  Change in Control Benefit

                                (a) After public announcement of a proposed Change in Control and for a period continuing for two years following a Change in Control, in the event of Termination Without Cause or Termination for Good Reason, instead of receiving the Severance Benefit set forth in Section 6 above, Employee shall receive:

                                        (i) 24 months Base Salary, based on Employee's highest Base Salary in the two years preceding termination;

                                        (ii) two times the amount of Employee's highest bonus paid in the two years preceding termination;

                                        (iii) continued insurance benefits as set forth in Section 2(d)(ii) for the shorter of (a) 24 months, (b) the full COBRA period, or (c) until Employee receives insurance through a new employer;

                                        (iv) continued use of the Bank's automobile and reimbursement of auto insurance for the shorter of (a) 24 months or (b) until Employee obtains new employment; and

                                        (v) vesting of all outstanding unvested stock options (or, if such vesting is not permitted under the instruments governing such plans, the Bank shall provide additional compensation equal to the value of the foregone or forfeited benefits that Executive would have received if such vesting had been permitted).

The Change in Control Benefits set forth in Sections 7(a)(i), (ii) and (v) shall be paid in lump sum within 60 days of termination. Receipt of the Change in Control Benefit is conditioned on Employee not being in violation of any material term of this Agreement.

3. Section 9 is amended in its entirety to read:

                        9. Noncompetition. During his employment and for the duration of the Noncompete Period (defined below) Employee will not, without Cowlitz's prior written consent, be associated, whether directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee, or shareholder (except as a holder of less than 1% of any company with securities registered under Section 12 of the Securities Exchange Act of 1934), with any other financial institution (as such term is defined in the Gramm-Leach-Bliley Act of 1999) or mortgage company or their affiliates, the majority of the deposits or loans of which are generated or held by a branches or offices in Cowlitz County, Washington, nor may he devote more than 50% of his time with any other financial institution or mortgage company, within any month period, to operations in Cowlitz County. The Noncompete Period shall be for a period of twelve (12) months after termination of employment. If Employee is entitled to a Change in Control Benefit under Section 7 or a Walk-Away Right Benefit under Section 8 above, the Noncompete Period shall be extended to 24 months after termination of employment with respect to a Change in Control or 18 months following commencement of the Walk-Away Benefit, respectively. Should Employee fail to honor the noncompetition covenant set forth in this Section, the Bank will be relieved from its obligation to make any further payments under this Agreement, but such relief of the Bank's obligation shall not discharge Employee of his commitment under this Section. In the event that the Bank fails to honor its obligations with regard to benefits under Sections 6, 7, or 8 of this Agreement, Employee will be relieved from his obligations under this Section.

                        Notwithstanding the foregoing, the following activities are not restricted: (i) activities set forth in Section 1 above; (ii) engagements as an independent consultant involving teaching and credit training; (iii) engagements as an independent consultant to perform independent loan reviews; and (iv) engagements as an independent consultant in the area of credit policy and procedure.

4. The Employment Agreement shall continue in full force and effect, subject only to the amendments stated herein.

            IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the effective date stated above.

EMPLOYEE	COWLITZ BANCORPORATION
/s/ Ernie Ballou	By:/s/ Richard J. Fitzpatrick
Ernie Ballou	Richard J. Fitzpatrick, President & CEO
COWLITZ BANK
By: /s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, President & CEO